Exhibit 99.1

COMPANY LOGO

                                                         Citizens Utilities
                                                         3 High Ridge Park
                                                         Stamford, CT 06905
                                                         203.614.5600
                                                         Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:
Financial Community:                          Media:
Alan H. Oshiki, Assistant Vice President      Brigid M. Smith, Assistant Vice
Investor Relations                            President Corporate Communications
(203) 614-5629                                (203) 614-5042
aoshiki@czn.com                               bsmith@czn.com


                         Citizens Sells Electric Utility
                           Operations for $535 Million

STAMFORD, Conn., February 15, 2000 - Citizens Utilities (NYSE: CZN, CZNPr) announced today that it has agreed to sell all of its electric utility operations. The Arizona and Vermont electric divisions will be sold to Cap Rock Energy Corporation and the Kauai (Hawaii) electric division will be sold to Kauai Island Electric Co-op for an aggregate purchase price of $535 million. The transactions, which are subject to regulatory approvals, are expected to close within twelve months.

Citizens' electric utility operations serve a total of 119,000 customers in Arizona, Hawaii, and Vermont.

Citizens' electric utility operations are the second group of the company's Public Services businesses to be sold. Citizens' water and wastewater operations were sold in October 1999 for $835 million.

Still to be finalized are the sales of Citizens' gas distribution businesses. The proceeds from the all of the divestitures will be used to permanently fund Citizens' announced acquisitions of nearly one million telephone access lines.

Morgan Stanley Dean Witter is Citizens' financial advisor for the disposition of the Public Services businesses.

Citizens Utilities provides telecommunications services and public services including gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.9 million customers in 22 states. Citizens also owns 82% of Electric Lightwave, Inc. (NASDAQ: ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. More information about Citizens can be found at www.czn.net.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.